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                                                                     EXHIBIT 5.1


                [LETTERHEAD OF KANTROW, SPAHT, WEAVER & BLITZER]


                                December 16, 1996


The Shaw Group Inc.
11100 Mead Road, Second Floor
Baton Rouge, LA 70816

Re:     The Shaw Group Inc. -- Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as special, Louisiana counsel to The Shaw Group Inc., a Louisiana corporation (the "Company"), in connection with the preparation of the Registration Statement, SEC File No. 333-14711, as amended by Amendment No. 1 dated November 18, 1996, Amendment No. 2 dated November 27, 1996, and Amendment No. 3 dated December 10, 1996 (as amended, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 2,659,118 shares of the Company's common stock, no par value (the "Common Stock"), and up to 398,000 shares of Common Stock which may be sold in the event the Underwriters (as defined below) for the offering elect to exercise their overallotment option, to be offered upon the terms and subject to the conditions set forth in an Underwriting Agreement (the "Underwriting Agreement") to be entered into by and among the Company, Smith Barney Inc., Jefferies & Company, Inc. and Hoak Breedlove Wesneski & Co., as representatives of the several underwriters to be listed therein ("Underwriters"), and the selling shareholders (the "Selling Shareholders") listed therein.

        We have examined the Registration Statement, as amended, the originals, or copies certified or otherwise identified to our satisfaction, of the Restatement of the Articles of Incorporation of the Company, its Amended and Restated By-Laws, resolutions of its Board of Directors, and such other documents and corporate records and certificates of officers of the Company and the Selling Shareholders as we have deemed necessary as the basis for the opinions expressed herein. Based upon the foregoing and in reliance thereon, and after examination of such matters of law as we deem applicable or relevant hereto, it is our opinion that:

        (1) The Company has been duly incorporated under the laws of the State of Louisiana and is validly existing and in good standing under the laws of that State.
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The Shaw Group Inc.
December 16, 1996
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        (2)   The 2,398,000 shares of Common Stock proposed to be offered by the Company have been duly authorized and, when duly issued in accordance with the resolutions of the Board of Directors of the Company and delivered against payment therefor as provided in the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

        (3) The 659,118 shares of Common Stock proposed to be offered by the Selling Shareholders have been duly authorized and issued in accordance with the resolutions of the Board of Directors of the Company and are fully paid and non-assessable.

        We have relied for purposes of the opinion set forth in Paragraph 1 with respect to the good standing of the Company solely on a Certificate of Good Standing issued by the Secretary of State of the State of Louisiana dated December 16, 1996.

        We are members of the Bar of the State of Louisiana and we do not express any opinion herein concerning any law other than the law of the State of Louisiana or the federal law of the United States.

        We hereby expressly consent to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement, to the inclusion of this opinion as an exhibit to the Registration Statement and to the filing of this opinion with any appropriate governmental agency.


                                        Very truly yours,


                                        KANTROW, SPAHT, WEAVER & BLITZER